Exhibit 99.1

279 Bayview Drive, Barrie, Ontario L4M 4W5

NEWS RELEASE
FOR IMMEDIATE RELEASE
James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	January 28, 2004 IT-04-015

INTERTAN REPORTS SECOND QUARTER RESULTS

TORONTO, Jan. 28, 2004—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today reported its results for the second fiscal quarter ending December 31, 2003.

Net income for the quarter was $8,891,000, or $0.43 per diluted share. This compares to net income per diluted share of $0.37 during the same period last year. Sales for the quarter in U.S. dollars were $171,284,000 compared with $137,381,000 during the second quarter of fiscal year 2003.

The increase in earnings per share was largely driven by a local currency sales increase of 5% and changes in the Company’s merchandising strategy which yielded an increase in the gross margin percentage of 230 basis points. In addition, the effects of a significantly stronger Canadian dollar magnified the sales improvement to 25% in U.S. dollars and resulted in increasing operating income by 39%. The improvement in operating income was achieved notwithstanding certain unusual expenses, primarily legal and other professional fees associated with the evaluation and implementation of strategic decisions to enhance shareholder value and with the now resolved proxy contest involving board composition. These expenses reduced operating income by $711,000 for the quarter. As previously disclosed, net income for the quarter was also reduced by a tax charge of $2,400,000 related to the conclusion of a long-outstanding dispute with the Internal Revenue Service. In the aggregate, the unusual expenses and tax charge reduced net income by $3,111,000, or $0.15 per diluted common share.

Net income for the six months ended December 31, 2003 was $10,372,000, or $0.50 per diluted share. The unusual professional fees and tax charge, discussed above, reduced net income for the six-month period by $3,661,000, or $0.18 per diluted common share. Last year, net income for the first six months of the year was $9,352,000 or $0.44 per diluted share.

“We are pleased to report that our merchandising, marketing and store operations efforts are yielding positive results with our customers despite a keenly competitive consumer environment in Canada and we’re looking forward to building on this success,” said Brian E. Levy, President and Chief Executive Officer.

On April 22, 2003, the Company announced an eighth stock repurchase program under which management is authorized, subject to market conditions, to purchase up to an additional 1,025,000 shares of the Company’s common stock, approximately 5% of the shares then outstanding. Regulatory approval was obtained in July 2003 and the Company began acquiring shares during the three months ended December 31, 2003. During the quarter, 586,400 shares were acquired under this plan at an aggregate cost of $5,715,437, or approximately $9.75 per share. Additional purchases will continue under this plan, subject to market conditions. Since the Company announced its first share repurchase program in the third quarter of fiscal year 2000, the Company has purchased 12,322,650 shares, approximately 41% of the outstanding shares at the inception of the first program, for aggregate consideration of $127,994,341.

InterTAN had previously announced a change in its fiscal year end to March 31 from June 30. The Company also announced that it currently anticipates that the results for the third and final reporting period of the nine-month period ending March 31, 2004 will be approximately $0.00 per diluted share. The anticipated results includes professional fees associated with the project to enhance shareholder value and the defense of an action related to the sale of the Company’s former subsidiary in Australia of approximately $1,130,000, or $0.05 per diluted common share. This guidance is based on a model built on the following assumptions:

•	Total sales growth in local currency of 4% to 6%;
•	An increase in the gross margin percentage of 195 to 220 basis points;
•	An increase in the SG&A percentage of 150 to 175 basis points, including approximately $1,130,000 in unusual professional fees, or 120 basis points as described above;
•	Net interest expense of about $100,000;
•	A Canadian dollar exchange rate of about $0.75;
•	Income taxes of approximately $1,000,000 to $1,200,000, reflecting the non deductibility of the unusual professional fees described above; and
•	A weighted average of approximately 20.8 million shares outstanding, assuming dilution.

The net loss for the three months ended March 31, 2003 was $0.02 per diluted share.

The Company updates the inversion time table based on advice from its professional advisers that the second quarter fiscal 2004 actual financial results be included in the SEC filing. The filing is now scheduled for late February 2004 with an anticipated shareholder’s approval meeting during May 2004.

The management of InterTAN, Inc. will host a conference call to discuss this news release, tomorrow at 11:00 a.m. Eastern. The conference call number is (416) 695-5261 or Toll-free 1-800-769-8320. A replay of the call will be available until February 6 and can be accessed at (416) 695-5275 or Toll-free 1-866-518-1010. This call will be simultaneously webcast on the internet at www.intertan.com and will remain on the website for a one week period.

InterTAN, Inc., headquartered in Toronto, operates through approximately 980 company retail stores and dealer outlets in Canada under the trade name RadioShack®, Rogers AT&T Wireless Communications Express® and Battery Plus®.

InterTAN will announce its January sales results on February 5, 2004.

Certain information disclosed in this press release, including, among others, statements regarding the ability of the Company’s merchandising, marketing and store operations efforts to continue to yield positive results and regarding sales, profitability and earnings guidance for the three months ending March 31, 2004 and the timing of the inversion filing constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer acceptance, demand and preferences, product availability, development of new technology, global political and economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2003 fiscal year.

-Tables follow-